Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-174897, 333-197616, 333-212612, 333-222369, 333-228628, 333-233348, 333-250181, 333-258683, 333-259523, and 333-267943 on Form S-8, and Registration Statement No. 333-288212 on Form S-1 of NextTrip, Inc. of our report dated June 23, 2025, relating to our audit of the financial statements of FSA Travel, LLC as of and for the years ended December 31, 2024 and December 31, 2023 appearing in this Current Report on Form 8-K/A of NextTrip, Inc.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

June 23, 2025